Exhibit 1

BRASIL TELECOM PARTICIPAÇÕES S.A.

(PUBLICLY-HELD COMPANY)

CORPORATE TAXPAYERS’ REGISTRY NO. (CNPJ/MF) 02.570.688/0001-70

BOARD OF TRADE (NIRE) NO. 5.330.000.581-8

MINUTES OF THE EXTRAORDINARY SHAREHOLDERS’ MEETING

Held on September 30, 2009, at 10:30 a.m.

(Drafted in summarized form, pursuant to Paragraph 1 of Article 130 of Law No. 6,404/76)

1. Date, time and place:

On September 30, 2009, at 10:30 a.m. at the headquarters of Brasil Telecom Participações S.A. (the “Company”), in the city of Brasilia – Federal District, at SIA SUL – ASP, Lote D, Bloco B.

2. AGENDA:

2.1) To approve the discontinuation of the Level 1 Differentiated Corporate Governance Practices of the BM&FBovespa.

2.2) To examine, discuss and deliberate regarding the Protocol and Justification of Merger (the “Protocol and Justification”) in connection with the merger of the Company with and into its subsidiary, Brasil Telecom S.A., a publicly-held company headquartered in the City of Brasília, Federal District, at SIA SUL – ASP, Lote D, Bloco B, registered under CNPJ/MF No. 76.535.764/0001-43 (“BrT”).

2.3) To approve the appointment and engagement of Apsis Consultoria Empresarial Ltda., headquartered at Rua São José, 90 – grupo 1,802, in the city of Rio de Janeiro, State of Rio de Janeiro, registered under CNPJ No. 27,281,922/0001-70 (“Apsis”), as the company responsible for preparing the valuation report, at book value, of the Company’s net worth to be incorporated into the assets of BrT (the “Valuation Report”), as well as for preparing the valuation report of the net worth of the Company and BrT, at market values, pursuant to Article 264 of Law No. 6,404/76 (the “Valuation Report at Market Value”).

2.4) To examine, discuss and deliberate regarding the Valuation Report and the Valuation Report at Market Value prepared by Apsis.

2.5) To deliberate on the proposal of the merger of the Company with and into BrT (the “Merger”), pursuant to Articles 224, 225 and 227 of Law No. 6,404/76 and in accordance with the provisions established by the Protocol and Justification.

3. Call Notice: The call notice for this meeting was published in the following newspapers: Diário Oficial da União, section 3, on 8/31/2009 (p. 146) 9/1/2009 (p. 140), 9/2/2009 (p. 158) and 9/3/2009 (p. 162), Valor Econômico - Edição Nacional” on 8/31/2009 (p. C7), 9/1/2009 (p. B5) and 9/2/2009 (p. C4), and Journal Correio Braziliense on 8/31/2009 (p. 20), 9/1/2009 (p. 34) and 9/2/2009 (p. 38), pursuant to Art. 133, of Law No. 6.404/76.

4. Attendance: Shareholders representing more than 91.8% of the Company’s voting shares and 54.7% of the Company’s non-voting preferred shares, according to records and signatures in the Shareholders’ Attendance Record. The following persons also attended the meeting: Allan Kardec de Melo Ferreira, member of the Fiscal Council, Antonio Luiz Feijó Nicolau and Luiz Paulo César Silveira, representatives of Apsis, and Sérgio José Augiar Reixeira Júnior, representative of Deloitte Touche Tohmatsu Auditores Independentes.

5. Board: After verifying the fulfillment of the legal quorum, and in conformity to the provisions of Article 16 of the Company’s bylaws, Daniella Geszikter Ventura, opened the meeting and was appointed chairman. Rafael Padilha Calábria acted as secretary.

6. Resolutions: Following a proposal by the chairman, the shareholders present unanimously agreed to the drafting of the minutes of this Extraordinary Shareholders’ Meeting in summarized form, as well as its publication without shareholders’ signatures, pursuant to Article 130 of Law No. 6,404/76. The reading of the meeting’s agenda was also unanimously dismissed. The shareholders present at the meeting unanimously decided to:

6.1. Approve the discontinuation of the Level 1 Differentiated Corporate Governance Practices of the BM&FBovespa and to authorize the Company’s executive officers to take all necessary measures in connection therewith.

6.2. Approve terms and conditions of the Protocol and Justification, entered into by the management of BrT and of the Company, which sets forth the exchange ratio of 1.2190981 common shares of BrT for each common share of the Company and 0.1720066 common shares and 0.9096173 preferred shares of BrT for each preferred share of the Company (doc. 01, and attachments thereto).

6.3. Ratify and approve the engagement of Apsis as the company responsible for preparing the Valuation Report and the Valuation Report at Market Value, which are attached as exhibits to the Protocol and Justification.

6.4. Approve the Valuation Report and the Valuation Report at Market Value.

6.5. Approve the merger of the Company with and into BrT pursuant to the Protocol and Justification.

6.6. Document that the 1,480,800 common shares of the Company, which are maintained as treasury shares, will be cancelled as a result of the Merger.

6.7. Document that withdrawal rights may only be exercised by dissenting shareholders with respect to the common shares of the Company they have held, without interruption, since the end of the April 25, 2008 trading session until the date that such right is exercised, and that partial exercise of the withdrawal right is not permitted. Holders of preferred shares of the Company are not entitled to withdrawal rights, since such shares have liquidity and dispersion in the market, pursuant to Article 137, Item II, of the Brazilian Corporation Law. Withdrawal rights must be exercised pursuant to procedures provided in the Communication to the Market, to be disclosed by the Company’s management in the newspapers Diário Oficial da União and Valor Econômico - Edição Nacional, on the same date as the publication in the newspapers of these minutes.

6.8. Authorize the Company’s officers to perform all necessary acts to formalize the Merger before public agencies and third parties, including, pursuant to Article 227, §2 of Law No. 6,404/76, the subscription to BrT’s capital increase.

7. Closing:

With no other matters to discuss, the meeting was adjourned and these minutes were drafted. After being read, the minutes were approved by shareholders constituting the necessary quorum for approval of the abovementioned decisions.

Signatures: Daniella Geszikter Ventura, President; Rafael Padilha Calábria, Secretary; Attending Shareholders: COARI PARTICIPAÇÕES S/A (represented by Daniella Geszikter Ventura); CANADA PENSION PLAN INVESTMENT BOARD, COLLEGE RETIREMENT EQUITIES FUND, EATON VANCE COLLECTIVE INVESTMENT TRUST FOR EMPLOYEE BENEF, PUBLIC EMPLOYEES RE ASSOC OF NEW MEXICO, SCOTIA LATIN AMERICAN GROWTH FUND (represented by Anderson Carlos Koch).

This is a true copy of the original minutes recorded in the appropriate book.

Brasília, September 30, 2009.

Rafael Padilha Calábria

Secretary